                                                                 Exhibit 10.14



                                 LOAN AGREEMENT


          THIS AGREEMENT, made as of the 3rd day of March, 1999, by and between Sonic Foundry, Inc., a Maryland corporation, (hereinafter referred to as "Borrower") and Associated Bank South Central (hereinafter referred to as "Bank");

                                    RECITALS
                                    --------

A. Bank has agreed to extend credit to Borrower on the terms and conditions described in this Agreement.

B. Borrower desires Bank to extend credit to Borrower on the terms and conditions described in this Agreement.

                                   AGREEMENT
                                   ---------

         In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower and Bank agree as follows:

                                   Article 1
                                 Defined Terms
                                 -------------

         The following terms have the meanings indicated in this Article 1 for purposes of this Agreement:

         1.1 "Borrower Obligations" means all Borrower's obligations to Bank under this Agreement and all the other Loan Documents.

         1.2 "Borrowing Base" means (a) the sum of the Qualified Inventory Amount, the Qualified Account Amount and the Qualified Contracts Receivable Amount, minus (b) the Return Allowance Amount, in each case equaling the amount thereof at the time the Borrowing Base determination is made.

         1.3 "Copyrights" means all of the following now or hereafter owned by
Borrower: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, including without limitation all of Borrower's proprietary source code, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registrations in the United States Copyright Office.

         1.4 "Foreign Account Debtor" means any corporation or other business entity which is not organized under the laws of one of the states of the United States.

         1.5 "GAAP" means generally accepted accounting principles applied on a consistent basis.

         1.6 "Intellectual Property" means collectively all Copyrights, Licenses, and Trademarks.

         1.7 "Licenses" means any written agreement, now or hereafter in effect, granting to any third party any right to use any Copyright or Trademark now or hereafter owned by Borrower or which Borrower has the right to license, or any written agreement, now or hereafter in effect granting to Borrower any right to use any patent, Copyright or Trademark owned by a third party.

         1.8 "Loan Conditions" means collectively that (a) Borrower is in compliance with all the terms and conditions of this Agreement and all of the other Loan Documents, (b) the aggregate amount of all Revolving Loans then outstanding does not exceed the then current Borrowing Base, (c) Borrower has furnished Bank with a Borrowing Base Certificate dated as of the close of business two (2) days prior to the date of the Revolving Loan request and (d) no Event of Default then exists.

         1.9 "Loan Documents" means collectively this Agreement, the Master Business Note, the Security Agreement and all other documents delivered by Borrower to Bank pursuant to this Agreement.

         1.10 "Master Business Note" means the note evidencing the Revolving Loans, including any renewals, extensions or modifications thereof. The Master Business Note will be dated the date of this Agreement and be in substantially the form of Exhibit A attached hereto.

         1.11 "Permitted Encumbrances" means liens in favor of Bank, liens for taxes if the tax liability is being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained and the liens and encumbrances to Madison Development Corporation described in Paragraph 1.12(c).

         1.12 "Qualified Account" means an account owing to Borrower which meets all of the following specifications:

                  (a) It arose from the performance of services by Borrower, or from a bona fide sale or lease of goods which have been delivered to or shipped to the account debtor and for which Borrower has genuine invoices, shipping documents or receipts, provided that Bank has the right, in Bank's sole discretion, to exclude from the Qualified Accounts any amount due Borrower from any Foreign Account Debtor if Bank determines that Borrower has incurred difficulty in collecting amounts due Borrower from that Foreign Account Debtor.

                  (b) It is outstanding not more than ninety (90) days from the earlier of performance of the services, delivery of goods or date of invoice. If more than twenty (20%) percent of the aggregate outstanding amount due Borrower from an account debtor is more than ninety (90) days past due, all obligations of that account debtor to Borrower will be considered over ninety (90) days past due and excluded as Qualified Accounts.

                  (c) It is owned by Borrower free and clear of all encumbrances and security interests (other than Bank's security interest and security interests to Madison Development Corporation, provided the security interests to Madison Development Corporation shall be subordinated to Bank's security interest in a manner acceptable to Bank).

                  (d) It is genuine and enforceable against the account debtor for the amount shown as owing in the certificates furnished by Borrower to Bank. It and the transaction out of which it arose comply with all applicable laws and regulations.

                  (e) It is not subject to any set-off, credit allowance or adjustment, except discount for prompt payment, nor has the account debtor returned the goods or disputed account debtor's liability on the account, except as set forth in this Agreement. Bank acknowledges that Borrower has agreed to accept merchandise returns from Ingram Micro and Navarre in the ordinary course of business.

                  (f) Its existence and amount have been certified to Bank by a representative of Borrower in a manner satisfactory to Bank at such times as Bank may request.

                  (g) Borrower has no notice or knowledge of anything which might impair the credit standing of the account debtor.

         1.13 "Qualified Account Amount" means eighty (80%) percent of the Qualified Accounts.

         1.14 "Qualified Contracts Receivable" means contract receivables from Borrower's customers for Borrower's fully developed products which are approved by Bank as Qualified Contracts Receivable, in Bank's sole discretion. Bank has the right to review all documents relating to each contract payment receivable prior to approving that contract payment receivable to be included in Qualified Contracts Receivable. Upon Bank approving a contract payment receivable, Borrower shall, upon request by Bank, assign all of Borrower's right, title and interest in that contract payment receivable to Bank in a manner satisfactory to Bank to secure all Borrower Obligations.

         1.15 "Qualified Contracts Receivable Amount" means eighty (80%) percent of the Qualified Contracts Receivable.

         1.16 "Qualified Inventory" means inventory (as that term is defined in the

Wisconsin Uniform Commercial Code) which meets all of the following specifications:

                  (a) It is in good condition and is owned by Borrower free and clear of all encumbrances and security interests (except for Bank's security interest and security interests to Madison Development Corporation, provided the security interests to Madison Development Corporation shall be subordinated to Bank's security interest in a manner acceptable to Bank); and

                  (b) Its nature, existence, location, amount and cost have all been certified to Bank by a representative of Borrower in a manner satisfactory to Bank at such times as Bank may request, provided that Bank may exclude from Qualified Inventory any inventory that Bank determines, in Bank's sole discretion, is not saleable in the ordinary course of Borrower's business. For purposes of this Agreement, Borrower's inventory shall be valued using the same accounting method that Borrower uses to value its inventory on the date of this Agreement, exclusive of any transportation, processing or handling charges. Work-in-process will not be considered in determining the Qualified Inventory. Raw material will be included in Qualified Inventory determined in accordance with Borrower's current accounting practices.

         1.17 "Qualified Inventory Amount" means the lesser of (a) fifty (50%) percent of the Qualified Inventory or (b) ten (10%) percent of the Qualified Accounts.

         1.18 "Return Allowance Amount" means the amount of Borrower's allowance for merchandise returns as shown on Borrower's balance sheet determined in accordance with GAAP.

         1.19 "Revolving Loan Credit Limit" means Five Million Dollars ($5,000,000.00).

         1.20 "Revolving Loans" means collectively all loans to be made by Bank to Borrower from time to time pursuant to Article 2 of this Agreement, in each case to be used solely for Borrower`s business purposes.

         1.21 "Security Agreement" means the general business security agreement executed and delivered by Borrower to Bank to secure the Borrower Obligations. The Security Agreement will be dated the date of this Agreement and be in substantially the form of Exhibit B attached hereto.

         1.22 "Trademarks" means all of the following now or hereafter owned by
Borrower: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs, and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, any state of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof, including the trade names Sonic Foundry and design, Sound Forge, Select Stream, Selectstream, Soft Stream, Softstream and Acid and (b) all goodwill associated therewith or symbolized thereby, and
(c) all other assets, rights and interests that uniquely reflect or embody such goodwill.


                                   Article 2
                                Revolving Loans
                                ---------------

         2.1      Loan Amount.
                  ------------

                  (a) Borrower requests that Bank make Revolving Loans to Borrower from time to time in such amounts as Borrower may request in accordance with this Agreement and Bank agrees, subject to the terms of this Agreement, to lend such amounts to Borrower, provided that the maximum aggregate amount of all the Revolving Loans shall not exceed the lesser of (1) the Revolving Loan Credit Limit, or (2) the Borrowing Base.

                  (b) Within said maximum loan amount, Borrower may borrow, repay and reborrow under this Agreement. Bank is not obligated to, but may make Revolving Loans in excess of said maximum loan amount, and in any event, Borrower is liable for and agrees to pay all Revolving Loans.

                  (c) The Revolving Loans shall be evidenced by the Master Business Note, and any renewals, extensions or modifications thereof.

         2.2      Revolving Loan Procedures.
                  --------------------------

                  (a) Borrower may only obtain Revolving Loans under this Agreement by following the procedures described in this Paragraph 2.2. Borrower shall give Bank notice of any Revolving Loan requested under this Agreement specifying the date Borrower requests that the Revolving Loan be made to Borrower and the amount of the Revolving Loan request. All such requests shall be in writing unless Bank agrees to accept telephonic requests or as otherwise mutually agreed to by Borrower and Bank. Written requests shall be on forms approved by Bank.

                  (b) If the Revolving Loan balances plus the amount then being requested are within the maximum permitted loan amount under Paragraph 2.1(a), and all of the Loan Conditions have been met, then within two (2) banking business days after receiving the request, Bank will make the Revolving Loan available to Borrower by crediting the amount of the Revolving Loan to Borrower's account (Account No. 2210328403) with Bank.

                  (c) Notwithstanding the Revolving Loan Credit Limit, the aggregate amount of all Revolving Loans at any time outstanding under this Agreement shall never exceed the Borrowing Base. Borrower shall on demand by Bank immediately pay Bank any amount by which the aggregate outstanding principal balance of all Revolving Loans at any time exceeds the lesser of (1) the Revolving Loan Credit Limit or (2) the then current Borrowing Base.

                  (d) Each Revolving Loan which does not utilize the full amount available to Borrower under this Agreement shall be in an amount not less than Ten Thousand ($10,000.00) Dollars.

                  (e) Bank is authorized to make book entries evidencing Revolving Loans and payments under this Agreement and the aggregate unpaid amount of all Revolving Loans as evidenced by those entries is presumptive evidence that those amounts are outstanding and unpaid to Bank.

                  (f) Although the Master Business Note is expressed to be payable in the amount of the Revolving Loan Credit Limit, Borrower is obligated to pay only the amount actually disbursed to or for the account of Borrower, together with interest on the unpaid balance of the sums so disbursed, which remain outstanding from time to time as shown on the records of Bank.


                                   Article 3
                         Representations and Warranties
                         ------------------------------

         Borrower represents and warrants to Bank that on the date of this Agreement and on the date of each advance under the Revolving Loan:

         3.1 Business Purpose. All Revolving Loans will be used solely for Borrower's business purposes in the ordinary course of Borrower's business.

         3.2 Regulation U. Borrower will not use any part of the proceeds of the Revolving Loans to purchase or carry any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

         3.3 Paramount Security Interest. So long as Borrower is indebted to Bank pursuant to the terms of this Agreement, or any credit is available to Borrower hereunder, Bank will have a first and paramount perfected security interest in those assets of Borrower now owned or hereafter acquired, which are described in the Security Agreement.

         3.4 No Litigation. There is no litigation or administrative proceeding pending or, to the knowledge of Borrower, threatened against Borrower which might result in any material adverse change in the business or financial condition of Borrower.

         3.5 Environmental Matters. Borrower has no notice or knowledge of any substance which has been, is, or will be present, used, stored, deposited, treated, or disposed of on, under or about any real estate now or at any time owned or occupied by Borrower which would require clean up, removal or some other remedial action under any federal, state or local laws, regulations, ordinances, codes or rules. In the event any such substance is present on such real estate, Borrower shall indemnify and hold harmless Bank, its directors, officers, employees and agents from all loss, costs (including reasonable attorneys fees and expenses), and liability of every kind and nature resulting from or arising out of or based upon such substance. Borrower shall immediately notify Bank in writing of any governmental or regulatory action or third party claim instituted or threatened in connection with any such substance.

         3.6 Tax Obligations. Borrower has paid all federal and state income taxes and other taxes of any kind owed by Borrower for all past years and no claim is being asserted against Borrower with respect to any federal or state income taxes for any past years or with respect to any other federal, state, or other taxes of any kind or nature for any past years.

         3.7 Borrower's Authority. The execution and delivery of this Agreement and the other Loan Documents, and the performance by Borrower of its obligations under this Agreement and the other Loan Documents, are all within Borrower's legal power, have all been duly authorized by proper action on the part of Borrower's directors and do not require the approval or consent of any other person or entity. This Agreement and the other Loan Documents, when executed and delivered, will constitute the valid and legally binding obligations of Borrower and will be enforceable against Borrower in accordance with their respective terms.

         3.8 Borrower's Organization. Borrower is a Maryland corporation validly existing and in good standing under the laws of the State of Maryland and is duly qualified to do business in every jurisdiction in which the nature of its business or the ownership of its properties requires such qualification.

         3.9 Financial Statements. All financial statements, balance sheets and profit and loss statements of Borrower furnished to Bank were prepared in accordance with GAAP, consistently applied throughout the periods involved and are correct and complete as of their dates.

         3.10 Title to Properties. Borrower has good and marketable title to Borrower's properties and assets, including those reflected in Borrower's most recent balance sheet furnished to Bank, free and clear of all liens and encumbrances except Permitted Encumbrances.

         3.11 Intellectual Property.

                  (a) Borrower owns (or has valid and enforceable rights to use) all of the Intellectual Property as the same exists on the date hereof. Borrower is the sole owner of all right, title and interest in the Intellectual Property which it purports to own and, with respect to Intellectual Property licensed by Borrower, Borrower has valid, binding and enforceable rights to use such Intellectual Property. Bank acknowledges that the trade names Softstream and Acid have not been registered with the United States Patent and Trademark Office.

                  (b) There are no interference, opposition or cancellation proceedings pending or, to the knowledge of Borrower, threatened against Borrower or the Intellectual Property. To the best knowledge of Borrower, the use of the Intellectual Property and of any trade secrets, secret processes, inventions, processes or formulas used or employed by Borrower does not infringe upon the rights of any person or entity.

                  (c) In the event that it is determined that access to other intellectual property not already owned by or licensed to Borrower is needed for Borrower's business, Borrower will make reasonable good faith efforts to acquire such intellectual property. No claim, suit or action is pending or, to Borrower's knowledge, threatened alleging that Borrower is infringing upon the intellectual property rights of others.

                  (d) Except by virtue of the ownership of Borrower's capital stock, no shareholder, director, officer or employee of Borrower owns, or claims to own, directly or indirectly, in whole or in part, any Intellectual Property.

         3.12 Year 2000 Matters.

                  (a) Borrower has (1) initiated a review and assessment of all areas within its business and operations (including, to the best information and knowledge of Borrower, those affected by suppliers and vendors) that could be adversely affected by the Year 2000 Problem, (2) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis and (3) to date, implemented that plan generally in accordance with that timetable.

                  (b) Borrower reasonably believes that all computer applications (including to the best information and knowledge of Borrower, those of suppliers and vendors of Borrower) that are material to its business and operations will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be Year 2000 compliant), except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect on Borrower's business operations.

                  (c) For purposes of this Agreement, the term "Year 2000 Problem" means the risk that computer applications used by Borrower (or to the best information and knowledge of Borrower, suppliers and vendors of Borrower) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999.


                                   Article 4
                                Other Loan Terms
                                ----------------

         4.1 Grant of Security Interest. Borrower agrees that as security for the Borrower Obligations, Bank is hereby granted a first and paramount security interest in the assets of

Borrower whether now owned or hereafter acquired, described in the Security Agreement and related Uniform Commercial Code ("UCC") Financing Statements requested by Bank.

         4.2 Right of Offset. Bank may at any time after the occurrence of an Event of Default (as hereinafter defined) set off against any deposit balances or any other money now or hereafter owed by Bank to Borrower, any amount owed by Borrower to Bank under any of the Borrower Obligations.

         4.3 Commitment Fee. Bank does not require the payment of a commitment fee with respect to the Master Business Note, provided that one or more Revolving Loans are outstanding for at least thirty (30) days prior to the due date of the Master Business Note. These thirty (30) days do not need to be consecutive. If Borrower does not have one or more Revolving Loans outstanding for at least thirty (30) days prior to the due date of the Master Business Note, Borrower shall pay Bank a commitment fee of Two Thousand Five Hundred ($2,500) Dollars on January 31, 2000.


                                   Article 5
                                   Covenants
                                   ---------

         Borrower shall comply with all of the following covenants, so long as any amount remains unpaid under the Master Business Note, or Bank has any commitment to make Revolving Loans under this Agreement:

         5.1 Life Insurance.

                  (a) Borrower shall maintain in full force and effect policies of insurance on the life of Rimas P. Buinevicius with an aggregate death benefit equal to no less than one million and no/100 dollars ($1,000,000.00), which policies shall be assigned to Bank upon issuance thereof, pursuant to a collateral assignment of life insurance in form and substance satisfactory to Bank.

                  (b) Borrower shall maintain in full force and effect policies of insurance on the life of Curtis J. Palmer with an aggregate death benefit equal to no less than one million and no/100 dollars ($1,000,000.00), which policies shall be assigned to Bank upon issuance thereof, pursuant to a collateral assignment of life insurance in form and substance satisfactory to Bank.

                  (c) Borrower shall maintain in full force and effect policies of insurance on the life of Monty R. Schmidt with an aggregate death benefit equal to no less than one million and no/100 dollars ($1,000,000.00), which policies shall be assigned to Bank upon issuance thereof, pursuant to a collateral assignment of life insurance in form and substance satisfactory to Bank.

                  (d) Each life insurance policy described in this Paragraph 5.1 shall provide that at least a thirty (30) day advance written notice be given to Bank prior to any cancellation or other termination of any such policy. Evidence that such life insurance policies are in full force and effect shall be provided to Bank on the date this Agreement is signed by the parties (the "Closing Date") and at such other times as Bank requests.

                  (e) All life insurance proceeds received by Bank under said policies shall be applied against Borrower's outstanding obligations to Bank arising under this Agreement or otherwise, including without limitation, Borrower's obligations under any real estate mortgage loans made by Bank to Borrower. The application of said proceeds under this Paragraph 5.1 to Borrower's obligations to Bank may be made in such manner as Bank determines. Any balance of such proceeds remaining after all Borrower's obligations to Bank have been paid in full shall be paid to Borrower.

         5.2 Financial Statements. Furnish to Bank, as soon as available, such financial information of Borrower as Bank from time to time requests, and without request furnish to Bank:

                  (a) Within one hundred twenty (120) days after the end of each fiscal year of Borrower, a balance sheet of Borrower as of the close of such fiscal year and related statements of income and retained earnings for such year all in reasonable detail and satisfactory in scope to Bank, audited by a certified public accounting firm acceptable to Bank in accordance with GAAP, applied on a consistent basis, certified by Borrower's chief financial officer, and

                  (b) Within forty-five (45) days after the end of the calendar quarters ending March 31, June 30, and December 31 a balance sheet of Borrower as of the end of such calendar quarter and related statements of income and retained earnings for the period from the beginning of the fiscal year to the end of such calendar quarter, acceptable to Bank, prepared in accordance with GAAP, applied on a consistent basis, certified by Borrower's chief financial officer, subject to normal end-of-year adjustments.

         5.3 Access to Property. Permit any representative of Bank to visit and inspect Borrower's tangible and intangible properties as often as desired by Bank during Borrower's business hours.

         5.4 Access to Information. Permit Bank, at any reasonable time during business hours, access to all of the corporate and financial records of Borrower to enable Bank to copy and/or audit Borrower's financial records using persons designated by Bank. Borrower shall pay Bank, upon demand, for the reasonable cost of such audits.

         5.5 Borrowing Base Certificate and Accounts Receivable Report.

                  (a) By the 20th day of each calendar month, furnish to Bank
(1) a certification of the Borrowing Base in form and substance approved by Bank (the "Borrowing Base Certificate"), calculated as of the close of the immediately preceding calendar month and (2) an accounts receivable aging report of Borrower's accounts receivable calculated as of the close of that same calendar month in a form satisfactory to

Bank.

                  (b) At the time of each request for a Revolving Loan under Paragraph 2.2, furnish to Bank a Borrowing Base Certificate calculated as of the close of business two (2) days prior to the date of the loan request.

         5.6 Financial Covenants. Timely perform and observe the following financial covenants, all calculated in accordance with GAAP, applied on a consistent basis:

                  (a) Maintain on the following test dates a minimum tangible net worth which is not less than the amount indicated for each such test date:

--------------------------------------------------------------------------------------------
        Test Date           Minimum Tangible Net Worth Required on Applicable Test Date
--------------------------------------------------------------------------------------------
        March 31, 1999                            $10,500,000
--------------------------------------------------------------------------------------------
        June 30, 1999                             $10,988,000
--------------------------------------------------------------------------------------------
      September 30, 1999                          $11,582,000
--------------------------------------------------------------------------------------------
       December 31, 1999                          $11,582,000
--------------------------------------------------------------------------------------------

                  (b) Maintain at all times a ratio of total liabilities to tangible net worth which does not exceed 0.75 to 1. The ratio under this Paragraph 5.6(b) shall be tested at the end of each calendar quarter.

                  (c) Maintain at all times a ratio of current assets to current liabilities of not less than 7.00 to 1.00, provided that the outstanding principal balance of the Master Business Note will be excluded from current liabilities in calculating the ratio under this Paragraph 5.6(c). The ratio under this Paragraph 5.6(c) shall be tested at the end of each calendar quarter.

         5.7 Business Acquisitions and Loans. Not acquire any other business or make any loans, advances or extensions of credit to, or any investments in, any person or entity except:

                  (a) the purchase of United States government bonds and obligations;

                  (b) extensions of credit to customers in the usual course of Borrower's business;

                  (c) the purchase of bank certificates of deposit and prime rated commercial paper having a maturity not exceeding one year;

                  (d) deposits in demand and savings accounts at banks and in money market mutual funds of Goldman Sachs;

                  (e) investments in bank repurchase agreements;

                  (f) loans and advances to employees and agents in the ordinary course of business for travel and entertainment expenses and similar items; and

                  (g) acquisitions of other businesses and making loans to other businesses, provided that the sum of (1) the total amount paid for all such business acquisitions within any single fiscal year of Borrower (including payments under consulting agreements, non-competition agreements and other agreements entered into in connection with those business acquisitions) plus (2) the principal amount of all loans made to other businesses in any single fiscal year of Borrower, shall not exceed $500,000 in the aggregate; and

                  (h) loans to Borrower's shareholders and/or Borrower's officers, provided the aggregate principal balances of all such loans described in this Paragraph 5.7(h) shall not exceed $150,000.00 at any one time. For purposes of calculating the limitation under this Paragraph 5.7(h), Borrower's existing guaranty of consumer debt owed by Borrower's officers will not be included in the calculation of said $150,000.00 aggregate limitation amount.

         5.8 Performance of Obligations. Borrower shall pay and discharge all lawful taxes, assessments and governmental charges upon it or against its properties prior to the date on which penalties attach, unless such taxes, assessments or charges are contested by Borrower in good faith and by appropriate process.

         5.9 Compliance with Laws and Agreements. Borrower shall do all things necessary to maintain its existence, to preserve and keep in full force and effect its agreements, rights and franchises necessary to continue its businesses and comply with all applicable laws, regulations and ordinances.

         5.10 Restrictions on Encumbrances. Borrower shall not create or permit to exist any lien or encumbrance with respect to Borrower's property, except Permitted Encumbrances.

         5.11 Impairment of Financial Condition. Borrower shall not take any action or permit any event to occur which materially impairs Borrower's ability to pay the Borrower Obligations when due. Such events include, without limitation, the fact that Borrower ceases to exist, becomes insolvent or becomes the subject of bankruptcy or insolvency proceedings.

         5.12 Depository Relationships. Borrower shall deposit in Borrower's accounts with Bank all sums received as payments on Borrower's accounts receivable and maintain all of Borrower's operating accounts with Bank, except for Borrower's payroll account.

         5.13 Maintenance. Borrower shall maintain, preserve and keep its machinery, equipment and all other property in good repair and condition and duly pay and discharge all taxes and other charges imposed upon said properties.

         5.14 Restrictions on Mergers and Acquisitions. Borrower shall not merge or consolidate with or into any other entity, shall not dissolve or liquidate, and in any event, shall not sell, lease or transfer or otherwise dispose of all or any substantial part of Borrower's assets, other than sales made in the ordinary course of Borrower's business.

         5.15 Discounting Receivables. Borrower shall not discount or sell any of Borrower's notes or accounts receivable other than in the ordinary and usual course of business.

         5.16 Sale and Leaseback. Borrower shall not sell or transfer any fixed assets of Borrower and thereafter rent or lease as lessee any such assets from the purchaser of those assets.

         5.17 Restrictions on Indebtedness.

                  (a) Borrower shall not incur, assume or permit to exist any indebtedness or liability for borrowed money, except for: (1) Borrower's obligations to Bank under this Agreement or under any other credit extended by Bank to Borrower; (2) debt secured by the Permitted Encumbrances including the current debt to Madison Development Corporation; (3) trade credit; (4) wages;
(5) deferred taxes; (6) unfunded obligations with respect to Borrower's employee benefit plans; and (7) any of Borrower's other accrued expenses which are incurred in the ordinary and usual course of Borrower's business.

                  (b) Borrower shall not assume, guaranty, endorse or otherwise become liable for or pay obligations of another person or entity except in the ordinary and usual course of Borrower's business, provided that Bank consents to
(1) Borrower's guaranty of certain consumer debt owed by Borrower's officers as the same exists on the date of this Agreement and (2) Borrower's guaranty of a lease for a 7,000 square foot facility (approximate size) to be occupied by Cadant Corporation (the "Cadant Lease") in Lisle, Illinois, provided that the total base rent obligations guaranteed by Borrower under the Cadant Lease do not exceed One Hundred Ten Thousand ($110,000) Dollars per year and the term of the Cadant Lease does not exceed seven (7) years. The unpaid balance of such consumer debt guaranteed by Borrower shall not be increased after the date of this Agreement unless Bank gives its prior written consent to such additional guaranty obligation.

         5.18 Change in Management. Borrower's current executive management team consists of Rimas P. Buinevicius, Curtis J. Palmer, Monty R. Schmidt, Kenneth A. Minor and Roy G. Elkins (the "Management Team"). Borrower shall retain at least four of the five members of the Management Team as employees during the term of the Master Business Note. If more than one member of the Management Team ceases to be employed by Borrower for any reason during the term of the Master Business Note, Bank may consider that an Event of Default under this Agreement.

         5.19 Asset Acquisitions.

                  (a) Borrower shall not make any expenditures for fixed or capital assets which would cause the combined aggregate amount of all such expenditures by Borrower to exceed a net amount of two million and no/100 dollars ($2,000,000.00) during any single fiscal year of Borrower. The net amount of capital expenditures under this Paragraph 5.19(a) equals the excess of
(1) the total capital expenditures made by Borrower during the applicable fiscal year over (2) the total combined net cash proceeds from the sale of all capital assets disposed of by Borrower during that same fiscal year. For purposes of determining the amount of Borrower's capital expenditures under this Paragraph 5.19(a), any amount which is required to be capitalized in accordance with GAAP relating to a Capitalized Lease (as hereinafter defined) shall be considered a capital expenditure.

                  (b) For purposes of this Agreement, the term "Capitalized Lease" means any lease, the obligations under which have been, or in accordance with GAAP are required to be, recorded as a capital lease liability on the balance sheet of Borrower.

         5.20 Distributions to Shareholders. Borrower shall not make any distributions to Borrower's shareholders except as expressly set forth in this Paragraph 5.20. For purposes of this Paragraph 5.20, distributions to Borrower's shareholders include without limitation, dividends paid in cash, dividends paid in tangible property, dividends paid in shares of stock or other intangible assets, any other type of cash distribution to shareholders (other than reasonable salaries to shareholders in their capacities as employees), and purchasing, redeeming or otherwise acquiring outstanding stock of Borrower from any of Borrower's shareholders. The only permitted distributions to Borrower's shareholders are the payment of dividends on Borrower's Series B Preferred Stock at a rate of 5% per annum based on a Series B Liquidation Value of $.01 per share.

         5.21 Public Stock Offering. Borrower shall not undertake any further public offering of Borrower's stock without Bank's prior written consent, which consent will not be unreasonably withheld or delayed.

         5.22 Trademarks and Copyrights.

                  (a) Borrower (either itself or through its licensees or its sublicensees) shall, for each Trademark material to the conduct of Borrower's business: (1) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use; (2) maintain the quality of products and services offered under such Trademark; (3) display such Trademark with notice of federal or foreign registration to the extent necessary and sufficient to establish and preserve its maximum rights under applicable law; and (4) not knowingly use or knowingly permit the use of such Trademark in violation of any third-party rights.

                  (b) Borrower (either itself or through licensees) shall, for each work covered by a Copyright material to the conduct of Borrower's business, continue to publish, reproduce, display, adopt and distribute the work as necessary and sufficient to establish and preserve its maximum rights under applicable copyright laws.

                  (c) Borrower shall notify Bank immediately if Borrower knows of or has reason to know that any Trademark or Copyright material to the conduct of Borrower's business may become abandoned, lost or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding Borrower's ownership of any Trademark or Copyright, its right to register the same, or to keep and maintain the same.

                  (d) Borrower will take all necessary steps that are consistent with the procedural requirements of the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to maintain and pursue each material application relating to the Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to maintain each registration of the Trademarks and Copyrights which is material to the conduct of Borrower's business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

                  (e) In the event that any Trademark or Copyright material to the conduct of Borrower's business is believed by Borrower to have been infringed, misappropriated or diluted by a third party, Borrower shall promptly notify Bank after Borrower learns thereof and shall, if consistent with good business judgment, promptly sue for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances to protect such Trademarks and/or Copyrights.

         5.23 Compliance Certificate. Contemporaneously with the furnishing of each quarterly financial statement required under Paragraph 5.2, Borrower shall provide Bank with a certificate (the "Compliance Certificate") dated the same date as such quarterly financial statement and signed by Borrower's chief financial officer, stating (a) that Borrower is not in default under this Agreement or any of the other Loan Documents, and (b) that no event or condition has occurred which with notice or elapse of time or both would constitute an Event of Default, or if any such Event of Default or other condition exists, describing it and the steps being taken to cure it. Each Compliance Certificate shall also show the computation of and show compliance with, each of the covenants under Paragraph 5.6 as of the date of such quarterly financial statements as provided herein.

                                   Article 6
                            Default and Acceleration
                            ------------------------

         6.1 Events of Default. Any one or more of the following events shall constitute a default under this Agreement, the Master Business Note, and all documents securing the loans described under this Agreement or otherwise executed in accordance with this Agreement (each such event is hereinafter referred to as an "Event of Default"):

                  (a) Borrower fails to pay any amount when due under this Agreement, the Master Business Note, or any document securing the Master Business Note, and such failure continues for a period ten (10) days after written notice of such failure is given by Bank to Borrower;

                  (b) Any representation or warranty made under this Agreement or information provided by Borrower in connection with this Agreement is or was false or fraudulent in any material respect at the time made or given;

                  (c) A material adverse change occurs in the financial condition of Borrower;

                  (d) More than one member of the Management Team for any reason ceases to be an employee of Borrower;

                  (e) Borrower fails to timely observe or perform any of the other covenants or duties contained in this Agreement not involving the payment of money (a "Non-Payment Default") and such Non-Payment Default continues for a period of ten (10) days after written notice of the Non-Payment Default is given by Bank to Borrower;

                  (f) Any event of default occurs under any security agreement or other document securing the Master Business Note, not involving the payment of money, and such default is not cured within ten (10) days after written notice thereof is given by Bank to Borrower;

                  (g) Borrower seeks relief in any type of bankruptcy proceeding or insolvency proceeding, or Borrower makes a general assignment for the benefit of creditors;

                  (h) Any action is sought for the composition, extension, arrangement or adjustment of Borrower's obligations or for the appointment of a receiver for Borrower, and such action is not dismissed within thirty (30) days after written notice is given by Bank to Borrower;

                  (i) Borrower discontinues its business as a going concern;

                  (j) Borrower's business is taken over or control thereof is assumed by any government or governmental agency; or

                  (k) The occurrence of any changes in the software industry which Bank determines, in good faith, could have a material adverse economic effect on Borrower's business.

         6.2 Acceleration of Payment Obligations. Upon the occurrence of any Event of Default and the failure of Borrower to cure such default within the applicable cure period, if any, including at any time after receipt from Borrower of a request for a Revolving Loan, Bank's obligation to make Revolving Loans under this Agreement shall, at Bank's option, terminate and the total unpaid balance of the Master Business Note shall, at Bank's option, become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.

         6.3 Termination of Loan Advances. Bank's obligation to make Revolving Loans will automatically terminate and the total unpaid balance of the Master Business Note, will become due and payable in full in the event Borrower becomes the subject of bankruptcy or other insolvency proceedings and such proceedings are not dismissed within thirty (30) days after Bank gives written notice to Borrower.

         6.4 Waiver of Default. Bank may waive any Event of Default without waiving any other subsequent or prior Event of Default.

         6.5 Payment of Bank's Costs. Borrower shall pay (a) all Bank's cost of administrating this Agreement, including reasonable attorneys' fees and disbursements, and (b) all of Bank's costs of collecting amounts due Bank from Borrower, before and after judgment, including reasonable attorneys' fees and disbursements.

         6.6 Enforcement. Upon the occurrence of an Event of Default and the failure of Borrower to cure such default within the applicable cure period, if any, Bank may, in Bank's sole discretion, exercise all enforcement remedies available to Bank by law and all remedies available to Bank as provided in any documents securing the Borrower Obligations.

         6.7 Grant of License for Trademark and Copyrights.

                  (a) Subject to Paragraph 6.7(b), for the purpose of enabling Bank to exercise its rights and remedies under the Security Agreement at such time as Bank is lawfully entitled to exercise such rights and remedies, Borrower hereby grants to Bank an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to Borrower) to use, license or sub-license any of the collateral now owned or hereafter acquired by Borrower as described in the Security Agreement, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by Bank may be exercised, at the option of Bank, upon the occurrence of an Event of Default subject to Paragraph 6.7(b); provided that any license, sub-license or other transaction entered into by Bank in accordance herewith shall be binding upon Borrower notwithstanding any subsequent cure of an Event of Default. Borrower agrees to apply the net proceeds received from any license as provided in the Security Agreement.

                  (b) Paragraph 6.7(a) to the contrary notwithstanding, Bank will not exercise its rights under Paragraph 6.7(a) during the thirty (30) day period commencing on the date the Event of Default first occurs.


                                   Article 7
                                Other Loan Terms
                                ----------------

         7.1 Venue. To the extent not prohibited by law, venue for any legal proceeding relating to enforcement of this Agreement, or any of the other Loan Documents, shall be, at Bank's option, the county in which Bank has its principal office in this state, or the county in which this Agreement is executed by Borrower.

         7.2 Termination.

                  (a) Unless sooner terminated by Borrower's default, Borrower's right to obtain Revolving Loans and Bank's obligation to extend the credit under this Agreement terminates on the maturity date of the Master Business Note (the "Termination Date").

                  (b) Termination of this Agreement, for whatever reason, does not affect Bank's rights, powers and privileges, nor Borrower's duties and liabilities, with regard to the then-existing amounts due Bank under this Agreement or the Master Business Note issued to Bank pursuant to this Agreement.

         7.3 Amendment. No amendment, modification, termination or waiver of any provision of this Agreement, nor consent to any departure by Borrower from any provision of the loan documents described in this Agreement, will in any event be effective unless it is in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         7.4 Entire Agreement. This Agreement and the other Loan Documents are intended by Borrower and Bank as a final expression of their agreement on the transaction described in this Agreement and as a complete and exclusive statement of the terms thereof, there being no conditions to the full effectiveness of this Agreement except as set forth in this Agreement.

         7.5 No Waiver; Remedies. No failure on the part of Bank to exercise, and no delay in exercising, any right, power or remedy under this Agreement operates as a waiver of such right, power or remedy; nor does any single or partial exercise of any right under this Agreement preclude any other or further exercise of the right or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

         7.6 Notice.

                  (a) Except as otherwise provided in this Agreement, all notices required or provided for under this Agreement shall be in writing and shall be mailed, sent or delivered, if to Borrower, at Borrower's address shown below, and if to Bank, at Bank's address shown below, or, as to each other party, at such other address as shall be designated by such party in a written notice to the other parties.

                  (b) All such notices will be deemed duly given when delivered by hand, or three (3) business days after being deposited in the mail, postage paid, provided that notice to Bank pursuant to Paragraph 7.2 is not effective until actually received by Bank. The foregoing notwithstanding, any notice from Bank to Borrower notifying Borrower of a Event of Default which is sent by mail, shall be sent by certified mail, return receipt requested.

         7.7 Interpretation. The validity, construction and enforcement of this Agreement are governed by the internal laws of Wisconsin. Invalidity of any provision of this Agreement does not effect the validity of any other provisions of this Agreement.

         7.8 Conflict between this Agreement and other Loan Documents. In the case of any ambiguity or conflict between this Agreement and any of the other Loan Documents, this Agreement shall govern the rights and obligations of the parties.

         7.9 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation, combination or other accounting computation is required to be made for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified herein, be made in accordance with generally accepted accounting principles applied on a basis consistent with those in effect at the time of such determination.

         7.10 Additional Documents. Following the closing under this Agreement, Borrower shall execute such other documents as Bank and Bank's counsel reasonably request for the proper closing and documentation of this Agreement and the loans contemplated hereunder and the security therefor so that Bank will have a first and paramount security interest in all of the collateral securing the loans made in accordance with this Agreement.

         7.11 Headings. The descriptive headings of the articles and paragraphs of this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions of this Agreement.

         7.12 Counterparts and Facsimile Signatures. This Agreement may be signed in any number of counterparts of the signature page with the same force and effect as if all signatures were on one original document. Facsimile signatures on counterparts of the signature page of this Agreement shall for all purposes have the same force and legal effect as original signatures on this Agreement.

         7.13 Preparation and Closing Fees. Borrower shall reimburse Bank for all costs and expenses incurred in connection with preparing this Agreement and closing the loan transaction hereunder, including without limitation the following: Uniform Commercial Code searches, filing fees, appraisals, credit reports, attorneys' fees, disbursements of Bank's legal counsel and similar costs and expenses.

         7.14 Indemnification.

                  (a) Borrower shall defend, indemnify and hold harmless Bank, its directors, officers, employees and agents, from and against any and all loss, cost, expense, damage or liability (including reasonable attorneys' fees) incurred in connection with any claim, counterclaim or proceeding brought as a result of, arising out of or relating to any transaction financed or to be financed, in whole or in part, directly or indirectly, with the proceeds of any Revolving Loan or the entering into and performance of this Agreement or any document or instrument relating to this Agreement by Bank.

                  (b) The indemnity obligations of Borrower under this Paragraph
7.13 will survive termination of this Agreement, the repayment of all the Borrower Obligations and the discharge and release of any security documents executed in accordance with this Agreement.

                  (c) The foregoing notwithstanding, Borrower is not required to indemnify or hold Bank harmless against any loss, cost, expense, damage, or liability arising as a result of Bank's own willful misconduct, Bank's own gross negligence or Bank's breach of this Agreement.

                     [This space left intentionally blank]

Dated as of the date first set forth above

BORROWER:                               BANK:
---------                               -----

SONIC FOUNDRY, INC.                     ASSOCIATED BANK SOUTH CENTRAL



By:                                     By:
_________________________________       ___________________________________

Name: ___________________________       Name: _____________________________

Title: __________________________       Title: ____________________________


Attest:

_________________________________

Name: ___________________________

Title: __________________________

Address: 754 Williamson Street          Address: 1720 Monroe Street
         Madison, WI  53703                      Madison, WI  53711

                             INDEX OF DEFINED TERMS


Bank...........................................................1

Borrower.......................................................1

Borrower Obligations...........................................1

Borrowing Base.................................................1

Borrowing Base Certificate....................................10

Capitalized Lease.............................................14

Closing Date..................................................10

Compliance Certificate........................................15

Copyrights.....................................................1

Event of Default..............................................16

Foreign Account Debtor.........................................2

GAAP...........................................................2

Intellectual Property..........................................2

Licenses.......................................................2

Loan Conditions................................................2

Loan Documents.................................................2

Management Team...............................................13

Master Business Note...........................................2

Non-Payment Default...........................................16

Permitted Encumbrances.........................................2

Qualified Account..............................................2

Qualified Account Amount.......................................3

Qualified Contracts Receivable.................................3

Qualified Contracts Receivable Amount..........................3

Qualified Inventory............................................3

Qualified Inventory Amount.....................................4

Return Allowance Amount........................................4

Revolving Loan Credit Limit....................................4

Revolving Loans................................................4

Security Agreement.............................................4

Termination Date..............................................18

Trademarks.....................................................4

UCC............................................................9

Year 2000 Problem..............................................8

                                   Exhibit A
                                       to
                              Sonic Foundry, Inc.
                                 Loan Agreement
                  -------------------------------------------

                              Master Business Note

                                   Exhibit B
                                       to
                              Sonic Foundry, Inc.
                                 Loan Agreement
                  -------------------------------------------

                               Security Agreement